EXHIBIT 8(b)

                            TRANSFER AGENCY AGREEMENT



       AGREEMENT made as of this 13th day of November, 2002, by and between USAA TRANSFER AGENCY COMPANY, dba USAA Shareholder Account Services, a corporation organized under the laws of the state of Delaware and having a place of business in San Antonio, Texas ("SAS"), and USAA MUTUAL FUND, INC., a corporation organized under the laws of the state of Maryland, and having a place of business in San Antonio, Texas (the "Company").

       WHEREAS, the Company is engaged in business as an open-end management investment company and is so registered under the Investment Company Act of 1940, as amended (the "1940 Act"); and

       WHEREAS, the Company is authorized to issue shares of capital stock (the "Shares") in separate classes with each such class representing interests in a separate portfolio of securities and other assets; and

       WHEREAS, the Company offers Shares in each of the classes identified in SCHEDULE A hereto (the "Existing Funds") (such classes together with all other classes subsequently established by the Company with respect to which the Company desires to retain SAS to render transfer agent and dividend disbursement agent services hereunder and with respect to which SAS is willing to do, being herein collectively referred to as the "Funds"); and

       WHEREAS, the Company desires to retain SAS to serve as transfer agent and dividend disbursing agent for the Funds; and

       WHEREAS, SAS is willing to perform such services;

       NOW, THEREFORE, WITNESSETH: That it is hereby agreed between the parties hereto as follows:

       1.  APPOINTMENT OF SAS.

       (a) EXISTING FUNDS. The Company hereby appoints SAS to act as transfer agent and dividend disbursing agent for the Existing Funds for the period and on the terms herein set forth. SAS accepts such appointment and agrees to render the services herein set forth, for the compensation herein provided.

       (b) ADDITIONAL FUNDS. In the event that the Company desires to retain SAS to render transfer agent and dividend disbursement agent services hereunder with respect to any Fund other than an Existing Fund, it shall so notify SAS in writing. If SAS is willing to render such services it shall notify the Company in writing, whereupon the Company shall appoint SAS to act as transfer agent and dividend disbursement agent for such Fund for the period and on the terms herein set forth, and SAS shall accept such appointment and agree to render the services herein set forth for the compensation herein provided.

2.     SCOPE OF APPOINTMENT.

       SAS shall serve as the transfer agent and dividend disbursing agent for the Company, and shall perform the following services to the Company (as described in greater detail in SCHEDULE B attached hereto):

       (a) PROCESS ORDERS TO PURCHASE OR TRANSFER SHARES. Provide services as transfer agent for the Company for processing orders for the purchase of Shares, including the recording of issues of Shares of the Company and registering the transfer of such Shares.

       (b) RECEIVE FUNDS. Receive funds in the form of checks, wire transfers, electronic ACH, or other order drawn or endorsed to it as transfer agent for the Company or otherwise identified as being for the account of the Company.

       (c) PROCESS SHARE REDEMPTIONS. Process all requests for redemptions or repurchase of Shares, and, if necessary, receive and stamp with the date of receipt all certificates delivered to it for redemption or repurchase.

       (d) DISTRIBUTE DIVIDENDS AND CAPITAL GAINS. Prepare and mail or credit income and capital gain payments to shareholders, in accordance with the
provisions  of  the  Company's   Articles  of  Incorporation  and  then  current
prospectus.

       (e) DELIVER REPORTS TO SHAREHOLDERS. Deliver to shareholders, at such times and in the manner requested by the Company, shareholder reports, prospectuses and statements of shareholder accounts.

       (f) PROCESS WITHDRAWAL ORDERS. Process withdrawal orders in accordance with the terms of any withdrawal plans instituted by the Company and duly executed by shareholders.

       (g) PREPARE TAX RETURNS. Prepare, file with the Internal Revenue Service and with the appropriate State agencies, and, if required, mail to shareholders such returns for reporting dividends and distributions paid as are required to be so filed and mailed, and withhold such sums as are required to be withheld under applicable federal and state income tax laws, rules and regulations, or as may be requested by the Company to enable shareholders to comply with applicable tax requirements.

       (h) COUNTERSIGN CERTIFICATES. As applicable and if requested by the Company, countersign and mail by first class mail, a share certificate to a shareholder at the shareholder's address as set forth on the transfer books of the Company.

       (i) CORRESPONDENCE. Answer correspondence from shareholders relating to their Share accounts and such other correspondence as may from time to time be mutually agreed upon.

       (j) PROXIES. Mail such proxy cards and other material supplied to it by the Company in connection with shareholder meetings of the Company and shall receive, examine and tabulate returned proxies and certify the vote of the Company.


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       (k) OTHER  SERVICES.  Provide such other services as the parties may from time to time agree in writing.

       3.  FEES.

       The Company shall pay SAS for the services to be provided by SAS under this Agreement in accordance with, and in the manner set forth in, SCHEDULE C hereto. Fees for any additional services to be provided by SAS shall be subject to mutual agreement at the time such amendment to this Agreement is proposed.

       4.  REIMBURSEMENT OF EXPENSES.

       In addition to paying SAS the annual maintenance charges set forth in Schedule C hereto, the Company agrees to reimburse SAS for all reasonable out-of-pocket expenses, charges, and other disbursements incurred by SAS in connection with the performance of services under this Agreement, including, but not limited to, the following:

       (a) FORMS. The cost of any and all forms, computer paper, statements, labels, envelopes, checks, reports, letters, tax forms, proxies, notices or other forms of printed material which shall be required by SAS for the performance of the services provided hereunder.

       (b) DELIVERY CHARGES. The cost of all postage, couriers, express delivery services, freight charges and other delivery and bonding charges incurred in delivering materials to and receiving materials from the Company and its shareholders, including all shareholder reports, prospectuses, statements of shareholder accounts and tax filings.

       (c) COMMUNICATION CHARGES. The cost of all direct telephone, telephone transmission, telecopy, internet, or other electronic transmission expenses (e.g., voice response systems) incurred in communicating with shareholders of the Company, including the costs of developing, maintaining and making available to shareholders systems that will permit shareholders to effect transactions by telephone or electronic means.

       (d) MAINTENANCE OF SHAREHOLDER RECORDS. The cost of maintaining all records of shareholder accounts, including, but not limited to, expenses relating to electronic imaging, microfilm and microfiche.

       (e) ELECTRONIC SHAREHOLDER INFORMATION SYSTEMS. The cost of developing, maintaining and making available to shareholders systems that will permit shareholders to access shareholder reports, prospectuses and statements of shareholder account via the internet or other electronic means.

       (f) TAX REPORTING SERVICES. The costs of developing and maintaining systems and services for withholding sums required to be withheld under applicable federal and state income tax laws, rules and regulations, or as may be requested by the Company to enable shareholders to comply with applicable tax requirements.

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       (g) COUNSEL FEES.  Reimbursement  for all counsel fees incurred by SAS in connection with the performance of its duties under this Agreement, unless such fees are incurred on a matter involving SAS's willful misconduct or gross negligence.

       (h) CASH AND ASSET  MANAGEMENT  SERVICES.  Reimbursement  of all expenses
incurred  by  SAS  in  connection  with  cash  and  asset  management   services
arrangements.

       5.  DOCUMENTS.

       In connection with the appointment of SAS as transfer agent, the Company shall file with SAS the following documents:

       (a) Certified copies of the Articles of Incorporation of the Company and all amendments thereto;

       (b)   A certified copy of the Bylaws of the Company as amended to date;

       (c) A copy of the resolution of the Board of Directors of the Company authorizing this Agreement;

       (d) Specimens of all forms of outstanding and new share certificates in the forms approved by the Board of Directors of the Company with a certificate of the Secretary of the Company as to such approval.

       (e) All account application forms and other documents relating to record holders' accounts;

       (f) A certified list of record holders of the Company with the name, address and tax identification number of each record holder, the number of Shares held by each record holder, certificate numbers and denominations (if any have been issued), the plan account number of each record holder having a plan, lists of any accounts against which stops have been placed, together with the reasons for said stops, and the number of Shares redeemed by the Company.

       (g) An opinion of counsel for the Company with respect to the validity of the Shares, the number of Shares authorized, the status of redeemed Shares and the number of Shares with respect to which a Registration Statement has been filed and is in effect.

       6.    FURTHER DOCUMENTATION.

       The Company shall also furnish from time to time the following documents:

       (a) Each resolution of the Board of Directors of the Company authorizing the original issue of its Shares;

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       (b) Each  Registration  Statement  filed with the Securities and Exchange
       Commission and amendments thereof and orders relating thereto in effect with respect to the sale of the Shares of the Company;

       (c) A certified copy of each amendment to the Articles of Incorporation and the Bylaws of the Company;

       (d) Certified copies of each vote of the Board of Directors authorizing officers to give instructions to the transfer agent;

       (e) Specimens of all new share certificates accompanied by the Board of Directors' resolutions approving such forms;

       (f) Such other certificates, documents or opinions which SAS may, in its discretion, deem necessary or appropriate in the proper performance of its duties.

       7.    SHARE CERTIFICATES.

       To the extent that the Company wishes to issue share certificates, the Company shall supply SAS with a sufficient supply of blank share certificates and from time to time shall renew such supply upon request of SAS. Such blank share certificates shall be properly signed, manually or by facsimile, if authorized by the Company, and shall bear the Company seal or facsimile thereof; and notwithstanding the death, resignation or removal of any officers of the Company authorized to sign share certificates, SAS may continue to countersign certificates which bear the manual or facsimile signature of such officer until otherwise directed by the Company.

       8. NOTICE OF DISTRIBUTION.

       The Company shall promptly inform SAS of the declaration of any dividend or distribution on account of its Shares.

       9.  BOOKS AND RECORDS.

       SAS shall maintain records showing for each investor's account the following:

       (a) Names, addresses and tax identifying numbers;
       (b) Number of Shares held;
       (c) Historical information regarding the account of each shareholder, including dividends paid and date and price for all transactions;

       (d) Any stop or restraining order placed against the account;

       (e) Information with respect to withholdings in the case of a foreign account;

       (f) Any dividend reinvestment order, plan application, dividend address and correspondence relating to the current maintenance of the account;

       (g) Certificate numbers and denominations for any shareholder holding certificates;

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       (h) Any information required in order for SAS to perform the calculations contemplated or required by this Agreement.

       SAS shall  preserve any such records  required to be  maintained  by Rule
31a-1 under the 1940 Act in the manner and for the periods prescribed in Rule 31a-2 under the 1940 Act. Such record retention shall be at the expense of the Company and records may be inspected by the Company at reasonable times. SAS, may at its option at any time, and shall forthwith upon the Company's demand, turn over to the Company and cease to retain in SAS files, records and documents created and maintained by SAS pursuant to this Agreement, which are no longer needed by SAS in performance of its services or for its protection. If not so turned over to the Company, such records and documents will be retained by SAS for six years from the year of creation, during the first two of which such documents will be in readily accessible form. At the end of the six year period, such records and documents will either be turned over to the Company, or destroyed in accordance with the Company's authorization.

       10.  INFORMATION TO BE FURNISHED TO COMPANY.

       SAS shall furnish to the Company periodically as agreed upon the following information:

       (a)   A copy of the daily transaction register;
       (b)   Dividend and reinvestment amounts;
       (c) The total number of Shares distributed in each state for "blue sky" purposes as determined according to instructions delivered from time to time by the Company to SAS.
       (d) Shareholder lists and statistical information as may be agreed upon from time to time.

       11. COMPLIANCE WITH GOVERNMENTAL RULES AND REGULATIONS.

       The Company assumes full responsibility for the preparation, contents and distribution of each prospectus of the Company for complying with all applicable requirements of the Securities Act of 1933, as amended, the 1940 Act, and any laws, rules and regulations of governmental authorities having jurisdiction. Except as specifically agreed in writing between SAS and the Company, SAS shall have no obligation, when crediting Shares or countersigning and issuing certificates for Shares, if any, to take cognizance of any other laws relating to the issue and sale of such Shares.

       12. REFERENCES TO SAS.

       The Company shall not circulate any printed matter which contains any reference to SAS without the prior written approval of SAS, excepting solely such printed matter as merely identifies SAS as transfer agent and dividend disbursing agent for the Company and plan agent for the shareholders of the Company. The Company shall submit printed matter requiring approval to SAS in draft form, allowing sufficient time for review by SAS and its counsel prior to any deadline for printing.


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


       13. FORCE MAJEURE.

       SAS shall not be liable for loss of data, occurring by reason of circumstance beyond its control, including but not limited to acts of civil or military authority, national emergencies, fire, flood or catastrophe, acts of God, insurrection, war, acts of terrorism, riots, or failure of transportation, communication or power supply. SAS shall use its best efforts to minimize the likelihood of all damage, loss of data, delays and errors resulting from uncontrollable events, and if such damage, loss of data, delays or errors occur, SAS shall use its best efforts to mitigate the effects of such occurrence.

       14. STANDARD OF CARE.

       SAS shall at all times act in good faith and agrees to use its best efforts within reasonable limits to ensure the accuracy of all services performed under this Agreement, but assumes no responsibility and shall not be liable for loss or damage due to errors unless such error is caused by its gross negligence, bad faith or willful misconduct or that of its employees.

       15. INDEMNIFICATION.

       The Company shall indemnify and hold SAS harmless from all loss, cost, damage and expense, including reasonable expenses for counsel, incurred by it resulting from any claim, demand, action or suit in connection with its acceptance of this Agreement, any action or omission by it in the performance of its duties hereunder, or the functions of transfer and dividend disbursing agent and plan agent, or as a result of acting upon any instruction believed by it to have been executed by a duly authorized officer of the Company, or upon any information, data, records or documents provided SAS or its agents by computer tape, telex, CRT data entry or other similar means authorized by the Company, PROVIDED that this indemnification shall not apply to actions or omissions of SAS in cases of its own willful misconduct or gross negligence, and FURTHER PROVIDED, that prior to confessing any claim against it which may be the subject of this indemnification, SAS shall give the Company reasonable opportunity to defend against said claim in its own name or in the name of SAS.

       16. FURTHER ACTIONS.

       Each party agrees to perform such further acts and execute such further documents as are necessary to effectuate the purposes hereof.

       17.   DURATION AND TERMINATION OF THIS AGREEMENT.

        (a) DURATION. This Agreement shall become effective as of the date first set forth above and unless terminated shall continue in force from year to year thereafter, but only so long as such continuance is specifically approved in accordance with applicable laws and regulations.

        (b) TERMINATION. This Agreement may be terminated at any time, without payment of any penalty, by vote of the Board of Directors of the Company or by vote of a majority of the


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outstanding  shares (as defined in the 1940 Act),  or by SAS on sixty (60) days'
written notice to the other party. This Agreement shall automatically terminate upon its assignment by SAS.

        18.AMENDMENT.

        This Agreement may be modified or amended from time to time by mutual agreement between the parties hereto.

        19.USE OF THIRD PARTY SERVICES.

        SAS may, from time to time, enter into arrangements with one or more third parties (each an "Agent") to perform certain functions for the Company and SAS. In those instances the Company shall pay SAS the lesser of (i) the amount payable by SAS to the Agent for performing such functions and (ii) the amount of the Transfer Agent Savings. As used herein, the term "Transfer Agent Savings" means the amount that would have been paid by the Company to SAS if all accounts maintained by the Agent had been maintained directly by SAS, as determined based upon the per account charge under the Agreement, increased by out-of-pocket charges that would have been incurred with respect to such accounts.

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed all as of the day and year first above written.


USAA MUTUAL FUND, INC.              USAA TRANSFER AGENCY
COMPANY


By:  /s/ Christopher W. Claus                  By:  /s/ Terri L. Luensmann
   ----------------------------                    --------------------------
   Name:  Christopher W. Claus                     Name:  Terri L. Luensmann
   Title: President                                Title: Vice President


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



                                   SCHEDULE A
                        TO THE TRANSFER AGENCY AGREEMENT

                                      FUNDS

Aggressive Growth Fund
Capital Growth Fund
Extended Market Index Fund
First Start Growth Fund
Global Titans Index Fund
Growth Fund
Growth & Income Fund
High-Yield Opportunities Fund
Income Fund
Income Stock Fund
Intermediate-Term Bond Fund
Money Market Fund
Nasdaq-100 Index Fund
S&P 500 Index Fund
Science & Technology Fund
Short-Term Bond Fund
Small Cap Stock Fund
Value Fund

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                                   SCHEDULE B
                        TO THE TRANSFER AGENCY AGREEMENT

                            TRANSFER AGENCY SERVICES

PROCESS ORDERS TO PURCHASE OR TRANSFER SHARES
1.   Process shareholder purchase and redemption orders.
2.   Withhold applicable taxes.
3. Set up account information, including address, dividend options, taxpayer identification numbers, wire and/or ACH instructions, systematic purchase, and systematic redemption instructions.
4. Issue confirmations in compliance with Rule 10b-10 under the Securities Exchange Act of 1934, as amended.
5.   Issue periodic statements for shareholders.
6.   Process transfers.
7.   Process exchanges.
8. Maintain records relating to "as of" transactions, and ensure compliance with the Company's policies and procedures regarding such transactions.
9.   Maintain all shareholder records for each account in the Company.
10. Issue customer statements on scheduled cycle, providing duplicate second and third party copies if required.
11.  Record shareholder account information changes.
12.  Maintain account documentation files for each shareholder.
13.  Annually purge accounts per mutually agreed upon schedule.

RECEIVE FUNDS
1. Receive funds drawn or endorsed to it as Transfer Agent for the Company, or otherwise designated as being for the account of the Company.
2. Stamp the check or other order with the date of receipt, process the same for collection, and compute the number of Shares to be purchased according to the price of Shares in effect for such purchases as set forth in the Company's then current Prospectus.
3. Deposit the net amount due the Company in the bank account of the Company maintained by the Company's bank.
4. On a daily basis, notify the custodian bank (the "Custodian") of the total amount deposited.
5. Instruct the Company's Custodian to transfer funds from Fund accounts, as required by shareholder transactions.
6. Maintain share balances for each Fund and reconcile such balances with records of the Company's Fund Accountant.
7.   Distribute redemption proceeds to Fund shareholders.
8.   Reconcile Fund DDA accounts and take appropriate corrective measures.
9. In the event that any check or other order for the payment of money is returned unpaid for any reason, give prompt notification to the Company of the nonpayment of said check. In the absence of other instructions from the Company, take such steps as may be necessary to cancel promptly any Shares purchased on the basis of such returned check and shall cancel accumulated dividends for such account, which are due to that specific purchase.

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

PROCESS SHARE REDEMPTIONS
1.   Receive and process all requests for redemptions or repurchase of Shares.
2.   Process exchanges.
3.   Notify the Company of the total number of Shares covered by such requests.
4. Direct the payment of the applicable redemption or repurchase price from cash available in the bank account maintained by the Company's bank.
5. Promptly notify shareholders of any noncompliance with Company standards for redemption approval, and assist such shareholders in complying with applicable standards.
6.   Withhold applicable taxes.

DISTRIBUTE DIVIDENDS AND CAPITAL GAINS
1. Process dividend payments, including the purchase of new shares, through dividend reimbursement.
2. Prepare and mail or credit income and capital gain payments to shareholders.
3. On or before the payment date of any dividend or distribution, notify the Company's bank of the estimated amount required to pay any portion of said dividend or distribution which is payable in cash.
4.   Make appropriate credits to shareholder accounts, where required.
5.   Withhold applicable taxes.

DELIVERY OF SHAREHOLDER REPORTS
1. Design, implement and maintain the Company's Internet web site and telephonic voice response system for use by the Company's existing shareholders (it being understood that the Company's Distributor retains sole responsibility with respect to the design, implementation and maintenance of those features of the web site that are used for marketing the shares of the Company to prospective shareholders.)
2. Provide systems by which the Company's shareholders may effect transactions by telephonic or electronic means.
3. Make information available to shareholders regarding transaction history, including trade date, share price, current holdings, yields, and dividend information.

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


                                   SCHEDULE C
                        TO THE TRANSFER AGENCY AGREEMENT

                                  FEE SCHEDULE


ANNUAL MAINTENANCE CHARGES - The annual maintenance charge includes the processing of all transactions and correspondence. The fee is billable on a monthly basis at the rate of 1/12 of the annual fee. USAA Transfer Agency Company will charge for each open account from the month the account is opened through January of the year following the year all funds are redeemed from the account.

Aggressive Growth Fund                                        $26
Capital Growth Fund                                           $23
Extended Market Index Fund                                    $26
First Start Growth Fund                                       $23
Global Titans Index Fund                                      $26
Growth Fund                                                   $23
Growth & Income Fund                                          $23
High-Yield Opportunities Fund                                 $25.50
Income Fund                                                   $25.50
Income Stock Fund                                             $23
Intermediate-Term Bond Fund                                   $25.50
Money Market Fund                                             $25.50
Nasdaq-100 Index Fund                                         $26
S&P 500 Index Fund                                            $20
Science & Technology Fund                                     $23
Short-Term Bond Fund                                          $25.50
Small Cap Stock Fund                                          $23
Value Fund                                                    $23






As amended February 20, 2002